                                                                EXHIBIT 99.1

PRESS RELEASE

                                [Falcon logo]

FOR FURTHER INFORMATION
AT THE COMPANY:
Gene Fleetwood
9387 Dielman Industrial Drive
St. Louis, MO 63132 (314) 991-9200

FOR IMMEDIATE RELEASE Wednesday, September 15, 2004

                    FALCON PRODUCTS ANNOUNCES RESULTS FOR
                    -------------------------------------
                          FISCAL 2004 THIRD QUARTER
                          -------------------------

         ST. LOUIS, MISSOURI, SEPTEMBER 15, 2004 -- Falcon Products, Inc. (NYSE: FCP), a leading manufacturer of commercial furniture, today announced net sales for the third quarter of fiscal 2004 of $58.4 million, compared with $62.3 million for the third quarter ended August 2, 2003.

         Excluding restructuring charges and other one time charges, the Company's results would have been a net loss of $5.1 million or $0.52 per share in the third quarter of 2004, compared with a net loss of $0.8 million, or $0.08 per diluted share in the third quarter of 2003, due to lower volumes year-to-year and increased interest cost. The charges in the third quarter of 2004 included a $9.5 million loss on early extinguishment of debt ($6.5 million relates to the non cash expense of the fair value of the warrants issued per the June 15, 2004 senior credit facility waiver) and a $4.9 million restructuring charge related to the closure of manufacturing facilities. The charges in the third quarter of 2003 included a $1.6 million loss on early extinguishment of debt, a $1.8 million loss on curtailment of the pension plan and a $4.3 million restructuring charge related to the closure of the manufacturing facilities. The Company's reported results for the third quarter of 2004 were a net loss of $19.5 million or $1.98 per share, compared with a net loss of $5.6 million or $0.62 per share in the third quarter of 2003.

         As a result of its third quarter operating performance, the Company was not in compliance with financial covenants under its credit agreement as of July 31, 2004 and is exploring various alternatives. Based upon discussions with several potential lending institutions, the Company believes it will be able to refinance its senior credit facility on


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terms that will give the Company the ability to complete its planned operating improvements and position itself to return to profitability.

         "Our focus on improving operational performance is showing measurable results, but there are significant challenges that we are aggressively addressing and intend to resolve. We are optimistic that we can complete new financing in the near future," Franklin A. Jacobs, Chairman and Chief Executive Officer, stated. "As our corporate team is working on this challenge, we want to assure our customers that we're producing their products to the high standards they expect and demand, and we're delivering on time and on budget."

         Falcon Products, Inc. will conduct a conference call to discuss fiscal 2004 third quarter results on September 20, 2004 at 10:00 a.m. EDT. The call will be Web cast at www.companyboardroom.com and www.falconproducts.com.

         Falcon Products, Inc. is the leader in the commercial furniture markets it serves, with well-known brands, the largest manufacturing base and the largest sales force. Falcon and its subsidiaries design, manufacture and market products for the hospitality and lodging, food service, office, healthcare and education segments of the commercial furniture market. Falcon, headquartered in St. Louis, Missouri, currently operates 8 manufacturing facilities throughout the world and has approximately 2,100 employees.

         Safe harbor statement under the Private Securities Litigation Reform Act of 1995: Statements contained in this news release which are not historical facts are forward-looking statements, which involve risks and uncertainties which could impact future financial performance. Factors which could cause future performance to differ from those anticipated by these forward-looking statements include, but are not limited to, the ability of the Company to refinance its senior credit facility or obtain waivers of noncompliance with financial covenants on terms reasonable to the Company, if at all, the ability of the Company to service its debt obligations and satisfy the covenants in its loan obligations, the loss of key customers or suppliers within specific industries, the




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availability or cost of raw materials, increased competitive pricing pressures reflecting industry conditions, the general demand for products, general economic conditions, economic conditions in the markets served by the Company, and other factors. Additional cautionary statements regarding other risk factors that could have an effect on future performance of the Company are described in Falcon's periodic filings with the Securities and Exchange Commission. Although Falcon believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, Falcon can give no assurance that its expectations will be attained. Any forward-looking statements represent the best judgment of Falcon as of the date of this release. Falcon disclaims any obligation to update any forward-looking statements.

                                     ###


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
                                                         FALCON PRODUCTS, INC.
                                           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                              THIRD QUARTER AND FISCAL YEAR 2004 RESULTS
                                               (In thousands, except per share amounts)


                                                           Third Quarter Ended                     Thirty-Nine Weeks Ended
                                                    ---------------------------------         ----------------------------------
                                                     July 31,    August 2,       %            July 31,     August 2,        %
                                                      2004         2003        Change           2004         2003         Change
                                                    ---------    ---------     ------         --------     ---------      ------

Net sales                                           $ 58,351      $62,306       -6.3%         $163,375     $186,150       -12.2%
Cost of sales, including restructuring charge         48,684 (a)   49,319 (b)   -1.3%          133,113 (a)  144,499 (b)    -7.9%
                                                    --------      -------                     --------     --------
Gross margin                                           9,667       12,987      -25.6%           30,262       41,651       -27.3%
Selling, general and administrative expenses          11,194       11,193        0.0%           32,519       32,602        -0.3%
Interest expense and other                             6,271        4,552       37.8%           16,969       12,732        33.3%
Loss on early extinguishment of debt                   9,454 (c)    1,564 (d)    N/M            13,401 (c)    1,564 (d)     N/M
Loss on curtailment of pension plan                        -        1,833 (e)    N/M                 0        1,833 (e)     N/M
Restructuring charge                                   1,908 (a)    1,980 (f)    N/M             2,648 (a)    1,980 (b)     N/M
                                                    --------      -------                     --------     --------
Loss before taxes                                    (19,160)      (8,135)       N/M           (35,275)      (9,060)        N/M
Income tax expense (benefit)                             351       (2,551)       N/M               773       (2,552)        N/M
                                                    --------      -------                     --------     --------
Net loss                                            $(19,511)     $(5,584)       N/M          $(36,048)    $ (6,508)        N/M
                                                    ========      =======                     ========     ========

Basic and diluted loss per share                    $  (1.98)     $ (0.62)       N/M          $  (3.81)    $  (0.72)        N/M
                                                    ========      =======                     ========     ========

Weighted average diluted shares outstanding            9,831        9,062                        9,450        9,056
                                                    ========      =======                     ========     ========


N/M  Not Meaningful

(a) The Company recorded a $4.3 million non-cash restructuring charge during the 3rd quarter of 2004 to write-down the assets of the Company's Belmont, Mississippi manufacturing facility in connection with the Company's decision to dispose of the facility. Of the total charge, $3.0 million is included in Cost of sales in the Consolidated Statements of Operations. The Company recorded a $0.6 million and $1.3 million charge during the third quarter and thirty-nine weeks ended July 31, 2004, respectively to account for the cash closure costs of its Canton, Mississippi and Belmont, Mississippi facilities and the transfer of production into the Company's other plants.

(b) The Company recorded a $4.3 million non-cash restructuring charge during the 3rd quarter of 2003 to write-down the assets of the Company's Zacatecas, Mexico manufacturing facility in connection with the Company's decision to dispose of the facility. Of the total charge, $2.3 million is included in Cost of sales in the Consolidated Statements of Operations.

(c) In connection with the June 15, 2004 waiver, which was a substantial modification to the senior credit facility, the Company recorded a loss on early extinguishment of debt of $9.5 million. The loss includes the write-off of deferred debt issuance costs of $3.0 million and the expense of the fair value of the warrants of $6.5 million. In connection with the January 15, 2004 refinancing, the Company recorded a loss on early extinguishment of debt to write-off deferred debt issuance costs of $3.9 million.

(d) The Company recorded a $1.6 million loss on early extinguishment of debt to write-off deferred debt issuance costs in connection with the June 3, 2003 refinancing of its senior credit facility.

(e) The Company recorded a $1.8 million non-cash charge to record the unrecognized prior service cost in connection with the Company's amendment to its defined benefit pension plan to freeze the accrual of pension benefits for service after August 1, 2003.


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
                                                  FALCON PRODUCTS, INC.
                                          CONDENSED CONSOLIDATED BALANCE SHEETS
                                                     (In thousands)


                                 July 31,    Nov. 1,                Liabilities and               July 31,      Nov. 1,
Assets                             2004       2003                  Stockholders' Equity            2004          2003
------                           --------   --------                --------------------          --------      --------

Cash and cash equivalents        $  1,564   $  1,356                Accounts payable              $ 24,483      $ 27,612

Accounts receivable                29,793     31,877                Customer deposits                6,353         5,249

Inventories                        66,072     62,525                Accrued liabilities             12,334        16,842

Other current assets                6,819      5,344                Current maturities of
                                                                      long-term debt                90,835         3,900
                                 --------   --------                                              --------      --------
Total current assets              104,248    101,102                Total current liabilities      134,005        53,603

Property, plant and                                                 Long-term debt                 105,838       161,485
  equipment, net                   33,002     36,579
                                                                    Other long-term obligations     12,184        12,868

Other assets                      126,792    128,859                Stockholders' equity            12,015        38,584
                                 --------   --------                                               -------       -------
                                 $264,042   $266,540                                              $264,042      $266,540
                                 ========   ========                                              ========      ========